Exhibit 2.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF XY LABS, INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of XY Labs, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.            This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment thereto dated November 2, 2018, that certain Certificate of Amendment thereto dated May 3, 2021 and that certain Certificate of Amendment thereto dated January 18, 2023 (as amended, the “Current Charter”).

2.            Section 1 of Article IV of the Current Charter is hereby amended by adding the following paragraph to the end of such section:

“Effective at 12:01 a.m. Eastern Time on March 31, 2026 (the “Effective Time”), (i) each ten thousand (10,000) shares of Class A Common Stock then issued and outstanding, or held in treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Class A Common Stock, without any further action by the Corporation or the respective holders of such shares, fully paid and non-assessable share of Class A Common Stock and (ii) each ten thousand (10,000) shares of Class B Common Stock then issued and outstanding, or held in treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Class B Common Stock, without any further action by the Corporation or the respective holders of such shares, fully paid and non-assessable share of Class B Common Stock, in each case, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split shall be entitled to receive a cash payment at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the current fair market value of the Common Stock, as determined by a third-party valuation firm and approved by the Board of Directors, which price per share shall equal $0.08.”

3.            The foregoing terms and provisions of this Certificate of Amendment shall be effective as of the Effective Time.

4.            Except as herein amended, the Current Charter shall remain in full force and effect.

[Signature appears on the following page.]

[Signature Page to Certificate of Amendment of Certificate of Incorporation]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this [___].

XY LABS, INC.

By:
Name:
Title:

[Signature Page to Certificate of Amendment of Certificate of Incorporation]